Exhibit 15






November 9, 1994



To Northeast Utilities:

We are aware that Northeast Utilities has incorporated by reference in its Registration Statement No. 33-34622 and No. 33-40156 its Form 10-Q for the quarter ended September 30, 1994, which includes our report dated November 9, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP

Arthur Andersen LLP